Exhibit 99.1

Precision BioSciences Announces $50 Million Offering of Common Stock

DURHAM, N.C.—June 21, 2022 – Precision BioSciences, Inc. (Nasdaq: DTIL), a clinical stage gene editing company developing ARCUS-based ex vivo allogeneic CAR T and in vivo gene editing therapies, today announced that it has agreed to sell 35,971,224 shares of its common stock at a price of $1.39 per share, by way of an underwritten offering, for gross proceeds of approximately $50.0 million. The offering is expected to close on or about June 24, 2022, subject to customary closing conditions. All shares of common stock to be sold in the offering will be sold by Precision BioSciences. Precision BioSciences intends to use the net proceeds of the offering to help fund ongoing and planned research and development, and for working capital and general corporate purposes.

Jefferies is acting as sole book-running manager for the offering.

The securities described above were offered by means of a prospectus supplement dated June 21, 2022, and accompanying prospectus dated June 11, 2020, forming part of the Company’s effective shelf registration statement (File No. 333-238857). The prospectus supplement and accompanying prospectus relating to this offering will be filed with the U.S. Securities and Exchange Commission (the “SEC”) and will be available on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus may also be obtained, when available, by contacting: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, New York 10022, via telephone: 877-821-7388 or via email: Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Precision BioSciences, Inc.

Precision BioSciences, Inc. is a clinical stage biotechnology company dedicated to improving life (DTIL) with its novel and proprietary ARCUS genome editing platform. ARCUS is a highly precise and versatile genome editing platform that was designed with therapeutic safety, delivery, and control in mind. Using ARCUS, the Company’s pipeline consists of multiple ex vivo “off-the-shelf” CAR T immunotherapy clinical candidates and several in vivo gene editing candidates designed to cure genetic and infectious diseases where no adequate treatments exist.

Forward-Looking Statements

This press release contains forward-looking statements, as may any related presentations, within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this herein and in any related presentation that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the completion and use of proceeds of the offering. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negative thereof and similar words and expressions. Forward-looking statements are based on management’s current expectations, beliefs and assumptions and on information currently available to us. Such statements are subject to a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to: our ability to become profitable; our ability to procure sufficient funding and requirements under our current debt instruments and effects of restrictions thereunder; risks associated with raising additional capital; our operating expenses and our ability to predict what those expenses will be; our limited operating history; the success of our programs and product candidates in which we expend our resources; our limited ability or inability to assess the safety and efficacy of our product candidates; our dependence on our ARCUS technology; the initiation, cost, timing, progress, achievement of milestones and results of research and development activities, preclinical studies and clinical trials; public perception about genome editing technology and its applications; competition in the genome editing, biopharmaceutical, and biotechnology fields; our or our collaborators’ ability to identify, develop and commercialize product candidates; pending and potential liability lawsuits and penalties against us or our collaborators related to our technology and our product candidates; the U.S. and foreign regulatory landscape applicable to our and our collaborators’ development of product candidates; our or our collaborators’ ability to obtain and maintain regulatory approval of our product candidates, and any related restrictions, limitations and/or warnings in the label of an approved product candidate; our or our collaborators’ ability to advance product candidates into, and successfully design, implement and complete, clinical or field trials; potential manufacturing problems associated with the development or commercialization of any of our product candidates; our ability to obtain an adequate supply of T cells from qualified donors; our ability to achieve our anticipated operating efficiencies at our manufacturing facility; delays or difficulties in our and our collaborators’ ability to enroll patients; changes in interim “top-line” and initial data that we announce or publish; if our product candidates do not work as intended or cause undesirable side effects; risks associated with applicable healthcare, data protection, privacy and security regulations and our compliance therewith; the rate and degree of market acceptance of any of our product candidates; the success of our existing collaboration agreements, and our ability to enter into new collaboration arrangements; our current and future relationships with and reliance on third parties including suppliers and manufacturers; our ability to obtain and maintain intellectual property protection for our technology and any of our product candidates; potential litigation relating to infringement or misappropriation of intellectual property rights; our ability to effectively manage the growth of our operations; our ability to attract, retain, and motivate key executives and personnel; market and economic conditions; effects of system failures and security breaches; effects of natural and manmade disasters, public health emergencies and other natural catastrophic events; effects of COVID-19 pandemic and variants thereof, or any pandemic, epidemic or outbreak of an infectious disease; insurance expenses and exposure to uninsured liabilities; effects of tax rules; risks related to ownership of our common stock and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the yearly period ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, as any such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

Investor Contact:
Alex Kelly
Chief Financial Officer
Alex.Kelly@precisionbiosciences.com

Media Contact:
Maurissa Messier
Senior Director, Corporate Communications
Maurissa.Messier@precisionbiosciences.com